NEWS RELEASE

The Hartford Reports Third Quarter 2014 Core Earnings* Of $477 Million, $1.06 Per Diluted Share, And Net Income Of $388 Million, $0.86 Per Diluted Share

•	Third quarter 2014 core earnings of $1.06 per diluted share, up 25% from third quarter 2013

•	Third quarter 2014 net income of $0.86 per diluted share, up 43% from third quarter 2013

•	Property & Casualty combined ratio, before catastrophes and prior year development*, of 90.2 improved 2.6 points from third quarter 2013

•	Standard Commercial renewal written pricing increases averaged 5% and remain above loss cost trends

•	$845 million of share repurchases in third quarter 2014, including $525 million under the company's accelerated share repurchase program

HARTFORD, Conn., October 27, 2014 – The Hartford (NYSE:HIG) reported core earnings of $477 million for the three months ended Sept. 30, 2014 (third quarter 2014), up 15% from $416 million in third quarter 2013. The increase in core earnings was principally due to improved property and casualty (P&C) underwriting results and higher income from limited partnerships and other alternative investments (LPs). Third quarter 2014 core earnings per diluted share were $1.06, a 25% increase from $0.85 per diluted share in third quarter 2013 due to the growth in core earnings and the accretive impact of share repurchases over the past 12 months.

Third quarter 2014 net income totaled $388 million, up 32% from $293 million in third quarter 2013. Third quarter 2014 net income included a $102 million, after-tax, unlock charge primarily related to the company's annual assumptions update, compared to a $104 million, after-tax, unlock charge in third quarter 2013. Third quarter 2013 net income included a $72 million, after-tax, loss from discontinued operations associated largely with the Japan annuity business, which was sold in second quarter 2014. Third quarter 2014 net income per diluted share was $0.86, up 43% from $0.60 per diluted share in third quarter 2013.
*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP).

"The Hartford delivered outstanding results this quarter, with core earnings from P&C, Group Benefits and Mutual Funds up 30% year-over-year and a core earnings return on equity of 8.2% over the past twelve months," said The Hartford's CEO Christopher Swift. "Our focus on driving profitable growth through execution and investments in new capabilities is producing positive results. In the third quarter, we delivered margin expansion across the business lines and top-line growth in P&C. Looking ahead, our primary objectives are to drive return on equity improvement and growth in book value per share to achieve top-quartile shareholder returns."
"Our P&C and Group Benefits businesses produced strong underlying results this quarter, continuing our track record of strengthening fundamentals from pricing, underwriting and product initiatives over the past several years," said The Hartford's President Doug Elliot. "In P&C, our combined ratio was 91.4, a 4.8 point improvement from last year, reflecting a 2.6 point improvement in current accident year results excluding catastrophes, as well as favorable prior year development and light catastrophes. In addition, written premiums for Small Commercial and Middle Market grew 5% in total due to strong retention and new business production. Group Benefits earnings also increased, with an after-tax core margin of 4.5% driven by improved group life and disability results.”
CONSOLIDATED FINANCIAL RESULTS

($ in millions except per share data)	Three Months Ended
	Sept 30 2014	Sept 30 2013	Change[2]
Core earnings (loss):
P&C Commercial	$268	$176	52%
Consumer Markets	$71	$68	4%
P&C Other Operations	$14	$19	(26)%
Property & Casualty (Combined)	$353	$263	34%
Group Benefits	$38	$36	6%
Mutual Funds	$22	$18	22%
Sub-total	$413	$317	30%
Talcott Resolution	$122	$115	6%
Corporate	$(58)	$(16)	NM
Core earnings	$477	$416	15%
Net income	$388	$293	32%
Weighted average diluted common shares outstanding	450.8	490.6	(8)%
Core earnings available to common shareholders per diluted share¹	$1.06	$0.85	25%
Net income available to common shareholders per diluted share[1]	$0.86	$0.60	43%

[1]	Includes dilutive potential common shares

[2]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Third quarter 2014 financial results included the following items that had a favorable $75 million, after-tax, or $0.17 per diluted share, benefit to both net income and core earnings. This compares with favorable items in third quarter 2013 that increased net income and core earnings by a total of $87 million, after-tax, or $0.18 per diluted share:

•
Catastrophe losses of $26 million, after-tax, in third quarter 2014 were lower than the company's outlook of $87 million, after-tax, by $61 million, after-tax, or $0.14 per diluted share. Third quarter 2013 catastrophe losses of $43 million, after-tax, were $43 million, after-tax, or $0.09 per diluted share, lower than the company's outlook for that quarter;

•
Favorable prior year loss and loss adjustment expense reserve development (PYD) totaled $7 million, after-tax, or $0.02 per diluted share, in third quarter 2014 compared with unfavorable PYD of $11 million, after-tax, or $0.02 per diluted share, in third quarter 2013; and

•
The Corporate segment had a benefit totaling $7 million, after-tax, or $0.02 per diluted share, for recovery of expenses from closed litigation, compared with $55 million, after-tax, or $0.11 per diluted share, in third quarter 2013 for an insurance recovery and for resolution of items under the company's 1995 spin-off from its former parent company.

PROPERTY & CASUALTY (COMBINED)
Third Quarter 2014 Highlights:

•	Written premiums rose 2% over third quarter 2013

•	Combined ratio, before catastrophes and PYD, of 90.2, improved 2.6 points over third quarter 2013

•	Core earnings of $353 million, increased 34% over third quarter 2013 largely due to improved current accident year (CAY) underwriting results

PROPERTY & CASUALTY (COMBINED)
($ in millions)	Three Months Ended
	Sept 30 2014	Sept 30 2013	Change
Written premiums	$2,603	$2,556	2%
Underwriting gain*	$218	$95	129%
CAY catastrophe losses, before tax	$40	$66	(39)%
PYD, before tax	$(10)	$17	NM
Expense ratio	28.3	28.1	(0.2)
Combined ratio	91.4	96.2	4.8
Combined ratio before catastrophes and PYD*	90.2	92.8	2.6
Investment income	$316	$296	7%
Core earnings	$353	$263	34%
Net income	$367	$264	39%

Third quarter 2014 P&C (Combined) written premiums increased 2% over the prior year period, comprised of 1% growth in P&C Commercial and 3% growth in Consumer Markets.

Third quarter 2014 underwriting gain was $218 million, a significant improvement from $95 million in third quarter 2013 due to better CAY underwriting results in P&C Commercial and Consumer Markets, lower catastrophe losses and favorable PYD. Third quarter 2014 P&C (Combined) combined ratio, before catastrophes and PYD, improved 2.6 points to 90.2 compared with 92.8 in third quarter 2013.

CAY catastrophe losses in third quarter 2014 were $40 million, before tax, significantly below the company's outlook of $134 million, before tax, and also less than third quarter 2013 catastrophe losses of $66 million, before tax. During the quarter there were six catastrophe events compared with eight events in third quarter 2013.

Favorable PYD totaled $10 million, before tax, in third quarter 2014, reflecting favorable PYD in both P&C Commercial and Consumer Markets compared with unfavorable PYD of $17 million, before tax, in third quarter 2013.

Third quarter 2014 P&C (Combined) core earnings were $353 million, an increase of 34% from $263 million in third quarter 2013, largely due to improved underwriting results. P&C Commercial core earnings increased 52% over third quarter 2013 to $268 million, while Consumer Markets core earnings increased 4% over third quarter 2013 to $71 million.

Third quarter 2014 net income was $367 million, an increase of 39% compared with $264 million in third quarter 2013. Net realized capital gains not included in core earnings totaled $14 million, after-tax, in third quarter 2014 compared with net realized capital gains not included in core earnings of $1 million, after-tax, in third quarter 2013.

P&C COMMERCIAL
Third Quarter 2014 Highlights:

•	Standard Commercial renewal written pricing increases averaged 5%, down from 6% in second quarter 2014 and remain ahead of loss cost trends

•	Written premiums, excluding Programs, rose 4% over third quarter 2013, driven by 7% growth in Small Commercial and 3% growth in Middle Market

•	Combined ratio, before catastrophes and PYD, improved 3.1 points over third quarter 2013 to 90.2

P&C COMMERCIAL
($ in millions)	Three Months Ended
	Sept 30 2014	Sept 30 2013	Change
Written premiums	$1,583	$1,567	1%
Underwriting gain	$151	$30	NM
Combined ratio	90.4	98.1	7.7
Combined ratio before catastrophes and PYD	90.2	93.3	3.1
Small Commercial	85.6	87.1	1.5
Middle Market	92.0	95.9	3.9
Specialty Commercial	102.9	103.0	0.1
Standard Commercial renewal written pricing increases	5%	7%	(2.0)

Third quarter 2014 written premiums in P&C Commercial grew 1% to $1,583 million from $1,567 million in third quarter 2013, reflecting 7% growth in Small Commercial and 3% growth in Middle Market that was largely offset by a 21% decline in Specialty Commercial. Written premium growth resulted from renewal written pricing increases and stronger new business production in both Small Commercial and Middle Market as well as stronger policy retention in Small Commercial. Specialty Commercial written premiums declined in third quarter 2014 due to a 48% reduction in Programs written premiums as a result of 2013 underwriting initiatives, including the decision to exit several transportation programs. Excluding Programs, Specialty Commercial written premiums declined 4% and P&C Commercial written premiums rose 4%.

Renewal written pricing increases in third quarter 2014 for Standard Commercial, which is comprised of Small Commercial and Middle Market, averaged 5%, down from 6% in second quarter 2014 and 7% in third quarter 2013. However, renewal written pricing increases remained higher than increases in loss costs. Renewal written pricing increases in third quarter 2014 averaged 4% in Small Commercial and 5% in Middle Market and reflect renewal rate increases in all lines of business.

New business premium for Small Commercial increased 11% over third quarter 2013 to $128 million driven by growth in workers' compensation and package business. Middle Market new business premium increased 5% from third quarter 2013 to $112 million.

Improved policy count retention also contributed to written premium growth. Small Commercial retention was 84% in third quarter 2014, a 3 point improvement from 81% in third quarter 2013. Middle Market policy count retention for third quarter 2014 was 80%, stable with third quarter 2013.

P&C Commercial underwriting gain rose significantly to $151 million in third quarter 2014 from $30 million in third quarter 2013 due to improved CAY results, favorable PYD and lower catastrophe losses. Third quarter 2014 combined ratio, which includes catastrophes and PYD, improved 7.7 points to 90.4 over third quarter 2013. Third quarter 2014 combined ratio, before catastrophes and PYD, improved by 3.1 points to 90.2 from 93.3 in third quarter 2013.

Third quarter 2014 catastrophe losses decreased to $8 million, before tax, compared with $48 million, before tax, in third quarter 2013. There were six catastrophe events in the quarter, primarily related to wind and thunderstorm activity. Third quarter 2014 PYD improved to a favorable $5 million, before tax, compared with unfavorable PYD of $26 million, before tax, in third quarter 2013. Favorable PYD in third quarter 2014 was principally in the professional and general liability lines, while third quarter 2013 unfavorable PYD occurred in auto liability, partially offset by favorable PYD in professional and general liability.

CONSUMER MARKETS
Third Quarter 2014 Highlights:

•	Written premiums rose 3% over third quarter 2013, driven by AARP Direct and Agency

•	New business premium grew 5% over third quarter 2013

•	Combined ratio, before catastrophes and PYD, improved to 89.4 from 91.1 in third quarter 2013

CONSUMER MARKETS
($ in millions)	Three Months Ended
	Sept 30 2014	Sept 30 2013	Change
Written premiums	$1,019	$988	3%
Underwriting gain	$85	$75	13%
Combined ratio	91.2	91.9	0.7
Combined ratio before catastrophes and PYD	89.4	91.1	1.7

Third quarter 2014 written premiums in Consumer Markets rose 3% from third quarter 2013 as a result of new business premium, stable policy retention and renewal written pricing increases. New business premium in third quarter 2014 totaled $142 million, 5% higher than third quarter 2013 due to auto new business growth in the AARP Agency and Other Agency channels. Third quarter 2014 premium retention for both auto and homeowners, while declining by 1 point each, remained strong at 87% and 91%, respectively. Renewal written price increases in third quarter 2014 averaged 5% in auto and 7% in homeowners, compared with 5% and 8%, respectively, in third quarter 2013.

Consumer Markets underwriting gain increased to $85 million in third quarter 2014 compared with $75 million in third quarter 2013 due to improved CAY underwriting results, partially offset by higher catastrophe losses. Third quarter 2014 combined ratio was 91.2, a 0.7 point improvement compared to third quarter 2013 combined ratio of 91.9. Favorable PYD in third quarter 2014 totaled $15 million, before tax, compared with favorable PYD of $11 million, before tax, in third quarter 2013. CAY catastrophe losses totaled $32 million, before tax, in third quarter 2014 compared with $18 million, before tax, in third quarter 2013, which included a benefit of $18 million from favorable prior quarter development on catastrophes.

Before catastrophes and PYD, third quarter 2014 combined ratio was 89.4, a 1.7 point improvement from 91.1 in third quarter 2013 due to a better CAY loss and loss adjustment expense (LAE) ratio and a lower expense ratio. Third quarter 2014 CAY loss and LAE ratio of 66.3 improved 0.3 points from 66.6 in third quarter 2013, primarily due to moderate loss cost trends and strong earned pricing in both auto and home. Third quarter 2014 expense ratio declined to 23.1% from 24.5%, reflecting more efficient marketing expenditures and lower technology expenditures compared with third quarter 2013.

P&C OTHER OPERATIONS

Third quarter 2014 underwriting loss increased to $18 million compared with a loss of $10 million in third quarter 2013. Third quarter 2014 results included unfavorable PYD of $10 million, before tax, while third quarter 2013 had unfavorable PYD of $2 million, before tax. Unfavorable PYD in third quarter 2014 was due to adverse development on certain assumed reinsurance exposures that are in runoff.

GROUP BENEFITS
Third Quarter 2014 Highlights:

•
Fully insured ongoing premiums declined 2% from third quarter 2013 when adjusted for the planned reduction of premiums from a third party marketing relationship in the Association-Financial Institutions (FI) block of business

•	Core earnings of $38 million rose 6% over third quarter 2013

•	After-tax core earnings margin* improved to 4.5% versus 3.9% in third quarter 2013

GROUP BENEFITS
($ in millions)	Three Months Ended
	Sept 30 2014	Sept 30 2013	Change
Fully insured ongoing premiums¹	$738	$817	(10)%
Loss ratio	77.6%	76.7%	(0.9)
Expense ratio	28.3%	29.5%	1.2
Core earnings²	$38	$36	6%
After-tax core earnings margin	4.5%	3.9%	0.6
[1] Fully insured ongoing premiums excludes buyout premiums and premium equivalents
[2] Included $0 million and $1 million from the FI block of business in the three months ended September 30, 2014 and 2013, respectively

Third quarter 2014 Group Benefits core earnings totaled $38 million, a 6% increase from $36 million in third quarter 2013, reflecting improved group life and disability results. Net income in third quarter 2014 totaled $37 million, up from $31 million in third quarter 2013, reflecting the increase in core earnings and lower net realized capital losses excluded from core earnings of $1 million, after-tax, in third quarter 2014 compared with $5 million, after-tax, in third quarter 2013.

The loss ratio of 77.6% in third quarter 2014 increased 0.9 point from 76.7% in third quarter 2013 primarily due to the change in business mix from the planned reduction of premiums from a third party relationship in FI, which is expected to be completed by year-end 2014. Excluding this relationship, the loss ratio improved 2.6 points to 78.3% from 80.9% in third quarter 2013. The improvement reflected favorable life mortality experience and favorable disability results due to more favorable incidence and a continued focus on pricing increases, slightly offset by increased severity and less favorable recoveries. As a result, the after-tax core earnings margin rose to 4.5% from 3.9% in third quarter 2013.

In third quarter 2014, fully insured ongoing premiums were $738 million, down 10% from third quarter 2013. The reduction in premiums was primarily due to the impact of the reduction in premiums in FI. Excluding premiums from the third party marketing relationship that is winding down, fully insured Group Benefits premiums declined 2% from third quarter 2013.

MUTUAL FUNDS
Third Quarter 2014 Highlights:

•	Total Mutual Funds positive net flows totaled $93 million for the quarter

•	Core earnings of $22 million rose 22% from third quarter 2013 reflecting higher fees driven by an increase in average assets under management (AUM)

•	Total Mutual Funds AUM at Sept. 30, 2014 rose 10% to $73.3 billion from Sept. 30, 2013

MUTUAL FUNDS
($ in millions)	Three Months Ended
	Sept 30 2014	Sept 30 2013	Change
Core earnings	$22	$18	22%
Net income	$22	$19	16%
Total Mutual Funds sales	$3,753	$3,787	(1%)
Total Mutual Funds net flows	$93	$(645)	NM
Total Mutual Funds AUM	$73,295	$66,759	10%
Annuity Mutual Fund AUM	$22,867	$25,638	(11)%
Total AUM	$96,162	$92,397	4%

Core earnings for the Mutual Funds segment rose 22% to $22 million in third quarter 2014 compared with $18 million in third quarter 2013. Core earnings grew as a result of increased fee revenue due to higher average AUM in Total Mutual Funds, which is comprised of retail and retirement mutual funds and excludes the company's run-off annuity mutual funds. The increase in average AUM was driven by higher equity capital market levels compared with third quarter 2013. Net income for third quarter 2014 rose 16% to $22 million compared with $19 million in third quarter 2013.

Third quarter 2014 Total Mutual Funds net flows totaled $93 million compared with net outflows of $645 million in third quarter 2013. Despite a slight decline in Total Mutual Funds sales, net flows continue to improve as redemptions decreased by 17%.

Total AUM rose 4% to $96.2 billion at Sept. 30, 2014 from $92.4 billion at Sept. 30, 2013 due to 10% growth in Total Mutual Funds AUM during that time period, partially offset by an 11% decline in Annuity Mutual Fund AUM, reflecting the run-off of that block of business.

TALCOTT RESOLUTION
Third Quarter 2014 Highlights:

•	Core earnings increased 6% to $122 million due to higher investment income on LPs and despite a decline in account value due to run-off of the block

•	Variable annuity (VA) contract counts declined 4% and fixed annuity contract counts declined 5% from June 30, 2014

TALCOTT RESOLUTION
($ in millions)	Three Months Ended
	Sept 30 2014	Sept 30 2013	Change
Core earnings	$122	$115	6%
Net income	$28	$7	NM
VA contract count (in thousands)	694	802	(13)%
VA account value	$54,349	$61,512	(12)%

Talcott Resolution third quarter 2014 core earnings were $122 million, a 6% increase from third quarter 2013 due largely to higher investment income from LPs, partially offset by reduced fee income due to lower account values compared with third quarter 2013. During the quarter, expenses for the 2014 VA Enhanced Surrender Value (ESV) program and fixed annuity Increased Surrender Value (ISV) program totaled $7 million, after-tax and deferred amortization costs (DAC), compared with $11 million, after-tax and DAC, of costs for the 2013 ESV program in third quarter 2013.

Net income for Talcott Resolution in third quarter 2014 totaled $28 million compared with net income of $7 million in third quarter 2013. Net income included an unlock charge of $102 million, after-tax, including $84 million, after-tax, related to the annual assumptions study in third quarter 2014, compared with a third quarter 2013 unlock charge of $104 million, after-tax.

Primarily as a result of surrender activity, VA and fixed annuity contract counts as of Sept. 30, 2014 declined 4% and 5%, respectively, from June 30, 2014. In third quarter 2014, the VA annualized full surrender rate was 16.5%, including 4.7 points related to the 2014 ESV program, compared with 20.3% in third quarter 2013, which included 6.0 points from the 2013 ESV program and other initiatives.

CORPORATE

Third quarter 2014 Corporate core losses totaled $58 million versus core losses of $16 million in third quarter 2013. The Corporate net loss totaled $66 million in third quarter 2014 compared with a net loss of $28 million in third quarter 2013. Third quarter 2014 core losses and net loss included a $7 million, after-tax, benefit from recovery of expenses from closed litigation. Third quarter 2013 core losses and net loss included a total benefit of $55 million, after-tax, comprised of an $18 million, after-tax, benefit from the resolution of items under The Hartford's 1995 spin-off from its former parent and a $37 million, after-tax, insurance recovery from the company's insurers for past legal expenses associated with closed litigation.

INVESTMENTS
Third Quarter 2014 Highlights:

•	Annualized investment yield, excluding LPs, before tax, was 4.1%, down from 4.2% in third quarter 2013

•	Annualized investment yield on LPs, before tax, was 14%, up from 6% in third quarter 2013

•	Net impairment losses, including mortgage loan loss reserves, totaled $14 million, before tax

INVESTMENTS
($ in millions)	Three Months Ended
Amounts presented before tax	Sept 30 2014	Sept 30 2013	Change
Net investment income	$810	$787	3%
Net impairment losses, including mortgage loan loss reserves	$(14)	$(26)	46%
Annualized investment yield[1]	4.5%	4.3%	0.2
Annualized investment yield on limited partnership and other alternative investments	14.4%	6.1%	8.3
Annualized investment yield, excluding limited partnerships and other alternative investments	4.1%	4.2%	(0.1)
[1] Yields, before tax, calculated using annualized net investment income divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding repurchase agreement collateral, if any.

Third quarter 2014 net investment income totaled $810 million, before tax, a 3% increase from third quarter 2013 due to higher investment income from LPs. Excluding LPs, investment income declined 4% primarily due to lower assets at Talcott Resolution, which is in run-off, and, to a lesser extent, lower annualized investment yields.

Annualized investment yield, before tax, which includes investment income on LPs, increased to 4.5% in third quarter 2014, up from 4.3% in third quarter 2013 due primarily to higher investment yields on LPs. LPs generated investment income of $100 million, before tax, for an annualized return of 14.4% in third quarter 2014 compared with $46 million, before tax, or 6.1%, in third quarter 2013.

Excluding LPs, third quarter 2014 annualized investment yield, before tax, decreased to 4.1% compared with 4.2% in third quarter 2013. The reduction in annualized investment yield was primarily due to reduced income from repurchase agreements and lower reinvestment rates compared with third quarter 2013.

The credit performance of the company's general account assets remained strong. Net impairment losses in third quarter 2014, including changes in mortgage loan loss reserves, totaled $14 million, before tax, compared with $26 million, before tax, in third quarter 2013.

The carrying value of total invested assets, excluding equity securities, trading, was $76.2 billion as of Sept. 30, 2014 compared with $78.7 billion at Dec. 31, 2013. The decline in assets is largely due to the sale of the Japan annuity business in second quarter 2014.

STOCKHOLDERS’ EQUITY
Third Quarter 2014 Highlights:

•	Book value per diluted share, excluding accumulated other comprehensive income (AOCI)*, of $39.82, increased 1% compared with Dec. 31, 2013

•	Stockholders' equity totaled $18.8 billion, down slightly from Dec. 31, 2013

•	The company paid $845 million under share repurchase program in third quarter 2014 and $1.5 billion for the first nine months of 2014

($ in millions)	As of
	Sept 30 2014	Dec 31 2013	Change
Stockholders' equity	$18,835	$18,905	—%
Stockholders' equity (ex. AOCI)	$17,758	$18,984	(6)%
Book value per diluted share	$42.23	$39.14	8%
Book value per diluted share (ex. AOCI)*	$39.82	$39.30	1%
Weighted average common shares outstanding	437.2	451.1	(3)%
Weighted average diluted common shares outstanding	450.8	486.1	(7)%

The Hartford’s stockholders’ equity was $18.8 billion as of Sept. 30, 2014, down slightly from $18.9 billion as of Dec. 31, 2013, primarily due to the sale of the Japan annuity business, offset by the impact on AOCI of lower interest rates and tighter credit spreads at Sept. 30, 2014. Sept. 30, 2014 stockholders' equity includes the impact of net income of $416 million, total paid for common share repurchases of $1,496 million, and common dividends paid of $213 million for the first nine months of 2014.

Book value per diluted common share was $42.23 as of Sept. 30, 2014, an increase of 8% compared with $39.14 as of Dec. 31, 2013. Excluding AOCI, book value per diluted common share was up 1% to $39.82 as of Sept. 30, 2014, compared with $39.30 as of Dec. 31, 2013.

During third quarter 2014, the company paid $845 million for common share repurchases, including $320 million for open market purchases of 8.9 million shares and $525 million under the company’s accelerated share repurchase program (ASR). Under the ASR, the company took an initial delivery of 11.2 million shares during the quarter. The ASR was not completed during the quarter, but based on the volume weighted average price (VWAP) of the company’s common shares during the period, the company would have received an additional 3.5 million shares. Final maturity of the ASR will occur no later than the end of 2014.

Outstanding and dilutive potential common shares were reduced from 465.9 million at June 30, 2014 to 446.0 million at Sept. 30, 2014. Outstanding and dilutive potential common shares have not been reduced for the 3.5 million shares the company would have received under the company’s ASR had it been completed on Sept. 30, 2014.

Under the capital management plan announced in February 2014 and expanded in July 2014, the company has $2.775 billion of equity repurchase authorization for the period Jan. 1, 2014 through Dec. 31, 2015. As of Oct. 24, 2014, the company has paid $1.6 billion for equity repurchases under this program, including $92 million since Oct. 1, 2014.

CONFERENCE CALL

The Hartford will discuss its third quarter 2014 financial results in a webcast on Tuesday, Oct. 28, 2014 at 9 a.m. EDT. The webcast can be accessed live or as a replay through the investor relations section of The Hartford's website at http://ir.thehartford.com.

More detailed financial information can be found in The Hartford's Quarterly Report on Form 10-Q, the Investor Financial Supplement for Sept. 30, 2014 and the Third Quarter 2014 Financial Results Presentation, which includes the company's outlook for fourth quarter 2014 financial results, all of which are available at http://ir.thehartford.com.

ABOUT THE HARTFORD
With more than 200 years of expertise, The Hartford (NYSE:HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.
From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at http://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at http://ir.thehartford.com.

HIG-F

Media Contacts                    Investor Contacts
Shannon Lapierre                    Sabra Purtill, CFA
860-547-5624                        860-547-8691
shannon.lapierre@thehartford.com            sabra.purtill@thehartford.com

Thomas Hambrick                    Sean Rourke
860-547-9746                        860-547-5688
thomas.hambrick@thehartford.com            sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
	Three Months Ended September 30, 2014
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,542	$738	$—	$57	$—	$3,337
Fee income	—	15	185	322	2	524
Net investment income	316	93	—	396	5	810
Other revenues	29	—	—	—	—	29
Net realized capital gains (losses)	24	(3)	—	37	11	69
Total revenues	2,911	843	185	812	18	4,769
Benefits, losses, and loss adjustment expenses	1,600	584	—	440	—	2,624
Amortization of deferred policy acquisition costs	318	8	6	248	—	580
Insurance operating costs and other expenses	472	205	143	130	4	954
Interest expense	—	—	—	—	93	93
Restructuring and other costs	—	—	—	—	22	22
Total benefits and expenses	2,390	797	149	818	119	4,273
Income (loss) from continuing operations, before income taxes	521	46	36	(6)	(101)	496
Income tax expense (benefit)	154	9	14	(34)	(35)	108
Income (loss) from continuing operations, after tax	367	37	22	28	(66)	388
Loss from discontinued operations, after-tax	—	—	—	—	—	—
Net income (loss)	367	37	22	28	(66)	388
Less: Unlock charge, after-tax	—	—	—	(102)	—	(102)
Less: Restructuring and other costs, after-tax	—	—	—	—	(14)	(14)
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	14	(1)	—	8	6	27
Core earnings (losses)	$353	$38	$22	$122	$(58)	$477

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
	Three Months Ended September 30, 2013
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,488	$817	$—	$33	$—	$3,338
Fee income	—	14	168	354	2	538
Net investment income	296	96	—	389	6	787
Other revenues	68	—	—	—	—	68
Net realized capital gains (losses)	2	(8)	—	142	(5)	131
Total revenues	2,854	919	168	918	3	4,862
Benefits, losses, and loss adjustment expenses	1,690	637	—	437	—	2,764
Amortization of deferred policy acquisition costs	308	8	11	267	—	594
Insurance operating costs and other expenses	494	237	129	149	(60)	949
Interest expense	—	—	—	—	94	94
Restructuring and other costs	1	—	(1)	1	14	15
Total benefits and expenses	2,493	882	139	854	48	4,416
Income (loss) from continuing operations before income taxes	361	37	29	64	(45)	446
Income tax expense (benefit)	98	6	10	(16)	(17)	81
Income (loss) from continuing operations, after tax	263	31	19	80	(28)	365
Income (loss) from discontinued operations, after-tax	1	—	—	(73)	—	(72)
Net income (loss)	264	31	19	7	(28)	293
Less: Unlock charge, after-tax	—	—	—	(104)	—	(104)
Less: Restructuring and other costs, after-tax	(1)	—	1	(1)	(9)	(10)
Less: Income (loss) from discontinued operations, after-tax	1	—	—	(73)	—	(72)
Less: Net realized capital gains (losses) and other, after-tax and DAC, excluded from core earnings	1	(5)	—	70	(3)	63
Core earnings (losses)	$263	$36	$18	$115	$(16)	$416

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
($ in millions, except per share data)

	Three Months Ended
	Sept 30 2014	Sept 30 2013	Change
Core earnings (losses):
P&C Commercial	$268	$176	52%
Consumer Markets	71	68	4%
P&C Other Operations	14	19	(26)%
Property & Casualty Combined	353	263	34%
Group Benefits	38	36	6%
Mutual Funds	22	18	22%
Sub-total	413	317	30%
Talcott Resolution	122	115	6%
Corporate	(58)	(16)	NM
CONSOLIDATED CORE EARNINGS	477	416	15%
Add: Unlock charge, after-tax	(102)	(104)	(2)%
Add: Restructuring and other costs, after-tax	(14)	(10)	40%
Add: Loss from discontinued operations, after-tax	—	(72)	(100)%
Add: Net realized capital gains, after-tax and DAC, excluded from core earnings	27	63	(57)%
Net income	$388	$293	32%
PER SHARE DATA
Diluted earnings (losses) per common share
Core earnings available to common shareholders	$1.06	$0.85	25%
Add: Unlock charge, after-tax	(0.23)	(0.21)	10%
Add: Restructuring and other costs, after-tax	(0.03)	(0.02)	50%
Add: Loss from discontinued operations, after-tax	—	(0.15)	(100)%
Add: Net realized capital gains, after-tax and DAC, excluded from core earnings	0.06	0.13	(54)%
Net income available to common shareholders	$0.86	$0.60	43%
NM: The Hartford defines increases or decreases greater than or equal to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for third quarter 2014, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after-tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted common share is the most directly comparable GAAP measure. A reconciliation of book value per diluted common share, including AOCI to book value per diluted common share, excluding AOCI is set forth below.

	As of
	Sept 30 2014	Dec 31 2013	Change
Book value per diluted common share, including AOCI	$42.23	$39.14	8%
Less: Per diluted share impact of AOCI	$2.41	$(0.16)	NM
Book value per diluted common share, excluding AOCI	$39.82	$39.30	1%

Combined ratio before catastrophes and prior year development: Combined ratio before catastrophes and prior year development (PYD) is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The combined ratio before catastrophes and PYD represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and PYD is provided in the table below.

	Three Months Ended
	Sept 30 2014	Sept 30 2013
P&C Commercial
Combined ratio	90.4	98.1
Catastrophe and non-catastrophe PYD	0.2	4.8
Combined ratio, excl. catastrophes and PYD	90.2	93.3

Consumer Markets
Combined ratio	91.2	91.9
Catastrophe and non-catastrophe PYD	1.7	0.7
Combined ratio, excl. catastrophes and PYD	89.4	91.1

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, discontinued operations, loss on extinguishment of debt, gains and losses on business disposition transactions, certain restructuring charges and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets ("SIA"), unearned revenue reserves ("URR") and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, the Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of core earnings to net income (loss) for the quarterly periods ended September 30, 2014 and 2013, is included in this press release. A reconciliation of core earnings to net income (loss) for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended September 30, 2014.

Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings available to common shareholders per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss)per diluted share and core earnings available to common shareholders per diluted share when reviewing the company's performance. A reconciliation of core earnings available to common shareholders per diluted share to net income (loss) per diluted common share for the quarterly periods ended September 30, 2014 and 2013 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”

Underwriting gain (loss): The Hartford's management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended September 30, 2014 and 2013, is set forth below.

	Three Months Ended
	Sept 30 2014	Sept 30 2013
P&C Commercial
Net income	$280	$174
Less: Income (loss) from discontinued operations	—	1
Add: Income tax expense	116	62
Less: Other expenses	(28)	(29)
Less: Net realized capital losses	18	(1)
Less: Net investment income	250	230
Less: Net servicing income	5	5
Underwriting gain	$151	$30

Consumer Markets
Net income (loss)	$73	$68
Add: Income tax expense	34	32
Less: Other expenses	(17)	(14)
Less: Net realized capital losses	4	1
Less: Net investment income	33	33
Less: Net servicing income	2	5
Underwriting gain	$85	$75

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the company's current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns or other potentially adverse macroeconomic developments on the attractiveness of our products, the returns in our investment portfolios and the hedging costs associated with our variable annuities business; the risks, challenges and uncertainties associated with the strategic realignment of our business to focus on our property and casualty, group benefits and mutual fund businesses; the risks, challenges and uncertainties associated with our capital management plan, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; execution risk related to the continued reinvestment of our investment portfolios and refinement of our hedge program for our run-off annuity block; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital, hedging, reserving, and catastrophe risk management; the uncertain effects of emerging claim and coverage issues; the company's ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the impact on our statutory capital of various factors, including many that are outside the company's control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company's financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; volatility in our statutory and U.S. GAAP earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company's financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company's evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others, including reinsurers, sourcing partners, derivative counterparties and other third parties; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the company's ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the company's potential exposure for asbestos and environmental claims; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; actions by our competitors, many of which are larger or have greater financial resources than we do; the company's ability to distribute its products through distribution channels, both current and future; the cost and other effects of increased regulation as a result of the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company's products, operating costs and required capital levels; unfavorable judicial or legislative developments; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the company's ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the company; the potential for difficulties arising from outsourcing and similar third-party relationships; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the impact of potential changes in accounting principles and related financial reporting requirements; the company's ability to protect its intellectual property and defend against claims of infringement; and other factors described in such forward-looking statements or in The Hartford's 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.